SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                       -----------------------------


                                SCHEDULE 13D
                               (Rule 13d-101)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                               RULE 13d-2(a)

                            (Amendment No. 7)1/

                          Heartland Partners, L.P.
-------------------------------------------------------------------------------
                              (Name of Issuer)


                     Class A Limited Partnership Units
                       (Title of Class of Securities)


                                422357 10 3
-------------------------------------------------------------------------------
                               (CUSIP Number)


                              David S. Richter
                     Waveland Capital Management, L.P.
                        227 West Monroe, Suite 4800
                          Chicago, Illinois 60606
                               (312) 739-2138
-------------------------------------------------------------------------------
               (Name, Address and Telephone Number of Person
             Authorized to Receive Notices and Communications)


                             December 17, 1999
-------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of This Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1 (b) (3) or (4), check the following box [ ]

                  Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

---------------------

1/      The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP NO.: 422357-10-3                13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                      Waveland Partners, L.P.

-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) (_)
                                                                   (b) (x)

-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS            WC

-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                (_)

-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                         Illinois

-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER

                        -------------------------------------------------------
NUMBER OF                  8        SHARED VOTING POWER
SHARES                              306,089
BENEFICIALLY            -------------------------------------------------------
OWNED BY                   9        SOLE DISPOSITIVE POWER
EACH
REPORTING               -------------------------------------------------------
PERSON                     10       SHARED DISPOSITIVE POWER
                                    306,089
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         306,089 Units

-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                 (_)

-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         14.29%

-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         PN

                                                       Page 2 of 9 Pages

 CUSIP NO.: 422357-10-3                13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                    Waveland Capital Management, L.P.

-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) (_)
                                                                     (b) (x)

-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS            WC

-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                  (_)

-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Illinois

-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER

                       --------------------------------------------------------
NUMBER OF                  8        SHARED VOTING POWER
SHARES                              306,089
BENEFICIALLY           --------------------------------------------------------
OWNED BY                   9        SOLE DISPOSITIVE POWER
EACH
REPORTING              --------------------------------------------------------
PERSON                     10       SHARED DISPOSITIVE POWER
                                    306,089
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         306,089 Units

-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                 (_)

-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         14.29%

-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         PN

                                                        Page 3 of 9 Pages

 CUSIP NO.: 422357-10-3                 13D

1        NAME OF REPORTING PERSONS
         S.S. OR IRS IDENTIFICATION NOS. OF ABOVE PERSONS
                    Clincher Capital Corporation

-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) (_)
                                                                     (b) (x)

-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS            WC

-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                  (_)

-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                          Illinois

-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER

                       --------------------------------------------------------
NUMBER OF                  8        SHARED VOTING POWER
SHARES                              306,089
BENEFICIALLY           --------------------------------------------------------
OWNED BY                   9        SOLE DISPOSITIVE POWER
EACH
REPORTING              --------------------------------------------------------
PERSON                     10       SHARED DISPOSITIVE POWER
                                    306,089
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         306,089 Units

-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                (_)

-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         14.29%

-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO

                                                     Page 4 of 9 Pages

 CUSIP NO.: 422357-10-3              13D

1        NAME OF REPORTING PERSONS
         S.S. OR IRS IDENTIFICATION NOS. OF ABOVE PERSONS
                    Waveland Capital Management, LLC

-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) (_)
                                                                  (b) (x)

-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS            WC

-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                   (_)

-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Illinois

-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER

                    -----------------------------------------------------------
NUMBER OF                  8        SHARED VOTING POWER
SHARES                               306,089
BENEFICIALLY        -----------------------------------------------------------
OWNED BY                   9        SOLE DISPOSITIVE POWER
EACH
REPORTING           -----------------------------------------------------------
PERSON                     10       SHARED DISPOSITIVE POWER
                                    306,089
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         306,089 Units

-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                (_)

-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         14.29%

-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO

                                                         Page 5 of 9 Pages

 CUSIP NO.: 422357-10-3                 13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                    Waveland Partners, Ltd.

-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) (_)
                                                                  (b) (x)

-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS            WC

-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                 (_)

-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                          Cayman Islands

-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER

                       --------------------------------------------------------
NUMBER OF                  8        SHARED VOTING POWER
SHARES                              306,089
BENEFICIALLY           --------------------------------------------------------
OWNED BY                   9        SOLE DISPOSITIVE POWER
EACH
REPORTING              --------------------------------------------------------
PERSON                     10       SHARED DISPOSITIVE POWER
                                    306,089
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         306,089 Units

-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                (_)

-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         14.29%

-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO

                                                       Page 6 of 9 Pages

 CUSIP NO.:422357-10-3                13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                      Waveland International, Ltd.

-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) (_)
                                                                   (b) (x)

-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS            WC

-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                (_)

-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                        Cayman Islands

-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER

                      ---------------------------------------------------------
NUMBER OF                  8        SHARED VOTING POWER
SHARES                              306,089
BENEFICIALLY          ---------------------------------------------------------
OWNED BY                   9        SOLE DISPOSITIVE POWER
EACH
REPORTING             ---------------------------------------------------------
PERSON                     10       SHARED DISPOSITIVE POWER
                                    306,089
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         306,089 Units

-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                (_)

-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         14.29%

-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO

                                                       Page 7 of 9 Pages

ITEM 4.    PURPOSE OF TRANSACTION.

         The reporting persons and GEM Value Fund, L.P. and certain affiliates ("GEM") are currently engaged in discussions with the Issuer regarding the Issuer's options to increase current unitholder value through any of the following:

          1. providing liquidity to the Issuer to repurchase its outstanding Class B Units;

          2. a change in the Issuer's general partner; and

          3. increasing the pace of sales of certain of the Issuer's assets.


ITEM 5.     INTEREST IN SECURITIES OF THE ISSUER.

         (a) The reporting persons may be deemed to beneficially own 306,089 Units representing approximately 14.29% of the Units outstanding as of September 30, 1999 (as reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999).

         (b) Each of the reporting persons may be deemed to share beneficial ownership of the Units which are owned directly by Waveland International.

         (c) In the past 60 days, Waveland International effected the following open market purchases of Units:



                                    Number of                Average Price
Date                             Units Acquired                 Per Unit
----                             --------------              --------------

October 27, 1999                        300                      15.2500
November 5, 1999                      2,000                      15.2500
November 11, 1999                       200                      17.0000
November 12, 1999                     4,100                      17.6250




ITEM 6.     CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR
            RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         In light of the matters disclosed in Item 4 above, the reporting persons and GEM may be considered a "group" withing the meaning of Rule 13d-5(b)(1). However, the reporting persons disclaim "group" status with GEM.


                                                         Page 8 of 9 Pages

                                 SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 20, 1999

                          WAVELAND PARTNERS, L.P.
                          By: Waveland Capital Management, L.P.
                              Its: General Partner
                              By: Clincher Capital Corporation
                                  Its: General Partner

                                  By:  /s/ David S. Richter
                                       --------------------------
                                       David S. Richter, President

                          WAVELAND CAPITAL MANAGEMENT, L.P.
                          By: Clincher Capital Corporation
                                Its: General Partner

                          By:  /s/ David S. Richter
                               --------------------------
                               David S. Richter, President

                          CLINCHER CAPITAL CORPORATION

                          By:  /s/ David S. Richter
                               --------------------------
                               David S. Richter, President


                          WAVELAND CAPITAL MANAGEMENT, LLC



                           By:  /s/ David S. Richter
                               --------------------------
                               David S. Richter, Manager


                           WAVELAND PARTNERS, LTD.



                           By:  /s/ David S. Richter
                               --------------------------
                               David S. Richter, Director



                           WAVELAND INTERNATIONAL, LTD.



                           By:  /s/ David S. Richter
                               --------------------------
                               David S. Richter, Director



                                                         Page 9 of 9 Pages